Exhibit 99.1

Contact:	Jeremy W. Smeltser (Investors)
704-752-4478
E-mail: investor@spx.com

Tina L. Betlejewski (Media)
704-752-4454
E-mail: spx@spx.com

SPX AUTHORIZES NEW SHARE REPURCHASE PROGRAM

Will Adopt New 10b5-1 Plan

CHARLOTTE, NC — December 21, 2005 - SPX Corporation (NYSE:SPW) today announced that its Board of Directors has authorized a new share repurchase program.  This program replaces the company’s existing repurchase program.  It  is consistent with, and permits share repurchases in an amount up to that permitted by, the new credit agreement entered into by the company on November 18, 2005.

Under the new program, if the company’s Consolidated Leverage Ratio (as defined in the new credit agreement) is less than 2.50 to 1.00, after giving effect to such repurchase, the company may repurchase stock in an unlimited amount, subject to the covenants in the new credit agreement.  This ratio is currently less than 2.50 to 1.00.

If the company’s Consolidated Leverage Ratio is greater than or equal to 2.50 to 1.00, after giving effect to such repurchase, the company may repurchase stock and pay dividends in an aggregate amount equal to $250 million as adjusted, as described more fully in the new credit agreement, by Consolidated Net Income (as defined in the new credit agreement).  In that situation the company is also permitted under its new credit agreement to repurchase stock and pay dividends in an amount up to an additional $75 million in any fiscal year.  For more details see the company’s new credit agreement filed as an exhibit to the company’s Current Report on Form 8-K filed with the SEC on December 20, 2005.

SPX also announced today that it intends to adopt a written trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 to facilitate the repurchase of its common stock in accordance with the share repurchase program.  The plan will be effective today through June 30, 2006.

The company plans to provide 2006 earnings guidance on or about January 19 and, at that time, to update its share repurchase plans through June and the balance of the year.  Until that time, the company intends to repurchase shares of its stock at a rate generally consistent with its repurchase activities since March 2005.  In addition, depending on market conditions, the company may repurchase additional shares during that time.  The company is also contemplating repurchasing up to 1 million shares in a block transaction.

As part of its re-capitalization strategy announced on March 3, 2005, SPX repurchased approximately 10.2 million shares of its stock through November 2, 2005.  In November, the company announced its intention to repurchase 2 to 3 million shares of its stock by year-end.  The company has repurchased those shares.  In addition, the company has reduced debt by 70% and completed the divestiture strategy undertaken in 2004, further increasing its financial flexibility.

SPX Corporation is a leading global provider of flow technology, test and measurement solutions, thermal equipment and services and industrial products and services.  For more information visit the company’s web site at www.spx.com.

Certain statements in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to our public filings for a discussion of certain important factors that relate to forward-looking statements contained in this press release. The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

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